Exhibit 23(a)
CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 23, 2007 accompanying the financial statement of Atlas Resources Public #16-2007(A) L.P. (formerly “Atlas America Public #16-2007(A)”) as of December 31, 2006 and our report dated February 23, 2007, accompanying the consolidated financial statements of Atlas Resources, LLC and Subsidiary (formerly “Atlas Resources, Inc.”) as of and for the years ended December 31, 2006, September 30, 2005 and 2004, and for the three month period ended December 31, 2005 contained in the Registration Statement to Form S-1 and Prospectus for Atlas Resources Public #16-2007 Program. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.
/s/ GRANT THORNTON LLP
Cleveland, Ohio
February 23, 2007